Exhibit 10.2

CENTERPOINT ENERGY, INC
STOCK PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective May 7, 2003)

First Amendment

CenterPoint Energy, Inc., a Texas corporation, having established the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended and restated effective May 7, 2003, (the “Plan”), and having reserved the right under Section 6.1 thereof to amend the Plan, does hereby amend the Plan, effective as of April 22, 2010, as follows:

1.           Section 5.3 of the Plan is hereby amended to read as follows:

“5.3           Vesting of Stock Awards:  Each Stock Award granted under this Plan prior to April 22, 2010 shall be subject to a Restriction Period and shall vest in increments of one-third (1/3) of the total number of shares of Common Stock that are subject thereto on the first, second and third anniversaries of the grant date of the Stock Award such that all shares of Common Stock that are subject thereto shall be fully vested on the third anniversary of such grant date.  Each Stock Award granted under this Plan on or after April 22, 2010 shall be subject to a Restriction Period and the total number of shares of Common Stock that are subject thereto shall fully vest on the first anniversary of the grant date of the Stock Award.  Notwithstanding the foregoing, a Stock Award shall become immediately vested in full with respect to all shares of Common Stock that are subject to a Stock Award as of such date (a) if the Outside Director terminates his or her status as a member of the Board by reason of the Outside Director’s death or (b) upon the date of a Change of Control.  If an Outside Director’s service on the Board is terminated for any reason whatsoever, other than due to death or a Change of Control, all rights to the unvested portion of his or her Stock Award(s) as of such termination date shall be immediately and completely forfeited as of such termination date.  For purposes of this Plan, an Outside Director’s service on the Board shall be deemed to have terminated at the close of business on the day preceding the first date on which he or she ceases to be a member of the Board, unless his or her termination of service on the Board occurs on or after attaining age 70, in which case the Outside Director’s termination date shall be deemed to be the last day of the year in which such termination occurs.”

2.           Section 7.3 of the Plan is hereby amended to add the following new sentence to the end thereof:

“No adjustment shall be made in a manner that would result in any Stock Awards becoming subject to Section 409A of the Code.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 28th day of April, 2010, and effective as of the date specified above.

By: /s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:

/s/ Richard Dauphin
Richard Dauphin
Assistant Secretary